Exhibit 99.1

COMPANY CONTACT:	FOR IMMEDIATE RELEASE

Jeff Magids

Director of Finance & Investor Relations

(281) 874-2700, (888) 991-SBOW

SilverBow Resources Announces Eagle Ford Acquisition

Houston, TX – August 13, 2021 – SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or “the Company”) announced today it has entered into definitive agreements to acquire oil and gas assets in the Eagle Ford (collectively, “the Acquisition” or “the Transaction”) from an undisclosed seller.

Acquisition Highlights:

•	All stock Transaction for approximately $33 million, consisting of approximately 1.5 million shares of SilverBow common stock

•	45,000 total net acres in the Eagle Ford, bolstering SilverBow’s gas position in McMullen and Live Oak counties, while adding new oil positions in Atascosa, Lavaca, and Fayette counties

•	April 2021 net production of approximately 1,580 barrels of oil equivalent per day, 39% liquids. Net oil production of 569 barrels per day

MANAGEMENT COMMENTS

Sean Woolverton, SilverBow’s Chief Executive Officer, commented, “We continue to execute on accretive opportunities and bolster our balanced oil and gas portfolio. This marks the second acquisition we have announced since the beginning of August. Our first deal increased our high-return Eagle Ford and Austin Chalk locations, as well as incremental working interest in producing wellbores, in our La Mesa position. Today’s announcement expands our gas portfolio in the Western Eagle Ford, while also adding oil acreage in three new counties. Each transaction is accretive to Adjusted EBITDA and further reduces our pro forma leverage ratio(1) via the assets’ incremental cash flow. Our ability to use stock as consideration reflects the constructiveness of Eagle Ford partners to share in SilverBow’s long-term value creation.”

TRANSACTION DETAILS

The Transaction has an effective date of June 1, 2021 and is expected to close on or about October 1, 2021, subject to customary closing conditions. The total purchase price for these Eagle Ford assets is approximately $33 million, consisting of approximately 1.5 million shares of SilverBow common stock based on its 30-day volume weighted average price as of July 7, 2021.

ABOUT SILVERBOW RESOURCES, INC.

SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com. Information on the Company’s website is not part of this release.

FORWARD-LOOKING STATEMENTS

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management’s expectations or beliefs concerning future events, including the closing and expected benefits and IRR of the Transaction, and it is possible that the results described in this release will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, risks and uncertainties discussed in the Company’s reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements.

(Footnotes)

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Accretion is based on Adjusted EBITDA for Leverage Ratio for fiscal year 2021. Leverage ratio is defined as total long-term debt, before unamortized discounts, divided by Adjusted EBITDA for Leverage Ratio (a non-GAAP measure) for the trailing twelve-month period. Adjusted EBITDA is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, impairment of oil and natural gas properties, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit), and share-based compensation expense. Adjusted EBITDA for Leverage Ratio is calculated as Adjusted EBITDA plus amortization of derivative contracts, in accordance with the covenant compliance calculations under SilverBow’s Credit Agreement. Neither Adjusted EBITDA nor Adjusted EBITDA for Leverage Ratio should be considered a replacement for the comparable GAAP measure.

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